UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
__________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 21, 2014
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American Apparel, Inc.
(Exact Name of Registrant as Specified in Charter)
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Delaware	001-32697	20-3200601
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

747 Warehouse Street, Los Angeles, CA	90021-1106
(Address of Principal Executive Offices)	(Zip Code)
Registrant's telephone number, including area code: (213) 488-0226
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
_____________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 21, 2014, the Board of Directors of American Apparel, Inc. (the “Company”) announced the appointment of Chelsea A. Grayson as Executive Vice President, General Counsel, and Secretary of the Company, effective as of December 15, 2014. Tobias S. Keller will continue to serve as Interim General Counsel until Ms. Grayson’s employment commences, at which time he has agreed to resign from such position.

Ms. Grayson has more than 15 years of experience in private practice as a corporate attorney with the law firms of Jones Day and Loeb & Loeb LLP, where she was a partner in the corporate groups of both firms. Her experience includes private placements of equity and debt securities for public and private companies, joint ventures and strategic alliances, and mergers and acquisitions for clients in a variety of industries, including retail. Ms. Grayson, a Los Angeles native, is a member of the State Bar of California and received a B.A. from the University of California, Los Angeles and a J.D. from Loyola Law School.

In connection with Ms. Grayson’s appointment as Executive Vice President, General Counsel, and Secretary, the Company and Ms. Grayson entered into an employment agreement (the “Employment Agreement”) pursuant to which Ms. Grayson will serve as the Company’s Executive Vice President, General Counsel, and Secretary for an initial term of one year, which term will automatically extend for successive one-year periods as of each December 15 (beginning December 15, 2015) unless terminated by the Company on at least 90 days’ written notice prior to the expiration of the then-current term. The Employment Agreement provides that Ms. Grayson will receive a base salary of $400,000 per year, subject to increase based on the annual review of the Compensation Committee. Ms. Grayson will be eligible to receive an annual incentive compensation award, with a target payment equal to 50% of her salary during each such fiscal year, subject to the terms and conditions of the Company’s annual bonus plan and further subject to certain targets or criteria reasonably determined by the Board of Directors or the Compensation Committee. Ms. Grayson will also participate in the benefit plans that the Company maintains for its executives and receive certain other standard benefits (including, without limitation, vacation benefits, relocation expenses and reimbursement of travel and business-related expenses).

If Ms. Grayson is terminated without “cause” or if she resigns for “good reason” (as these terms are defined in the Employment Agreement), the Company will pay Ms. Grayson the following: (a) her base salary and relocation stipend accrued through the date of such resignation or termination and, subject to entering into a release, continued payment of Ms. Grayson’s then-current base salary; (b) at the time of, on the terms of, and otherwise consistent with payments to similarly situated executives, (i) any bonus earned but not yet paid in respect of any calendar year preceding the year in which such termination or resignation occurs and (ii) for terminations after the first three months of the fiscal year, a pro rata target bonus for the year of termination; and (c) any unreimbursed expenses. In addition, in such case, Ms. Grayson and her eligible dependents will be entitled to receive, until the earlier of the last day of the Continuation Period and the date Ms. Grayson is entitled to comparable benefits by a subsequent employer, continued participation in the Company’s medical, dental and insurance plans and arrangements. If the Company elects not to extend Ms. Grayson’s term of employment, then unless Ms. Grayson’s employment has been earlier terminated, Ms. Grayson’s employment will be deemed to terminate at the end of the applicable term and the Company will pay Ms. Grayson the amounts set forth in clauses (a) through (c) above in this paragraph.

If Ms. Grayson’s employment terminates by reason of her death or disability, or if she is terminated for “cause” or if she resigns without “good reason” (as these terms are defined in the Employment Agreement), the Company will pay her (a) her base salary accrued through the date of such resignation or termination; (b) any unreimbursed expenses; and (c) only in the case of a termination because of her death or disability, (x) any bonus earned but not yet paid in respect of any calendar year preceding the year in which such termination of employment occurs and (y) a pro rated amount of her target annual performance bonus, if any, for the calendar year in which such termination of employment occurs.

The Employment Agreement also provides that upon termination of Ms. Grayson’s employment for any reason, she agrees to resign, as of the date of such termination and to the extent applicable, from the boards of directors (and any committees) of, and as an officer of, the Company and any of the Company’s affiliates and subsidiaries.

The above description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2014.

Item 8.01. Other Events.

On November 21, 2014, the Company issued a press release announcing the appointments of Ms. Grayson. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits:

Exhibit
Number    Description

99.1	Press release, dated November 21, 2014, of American Apparel, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN APPAREL, INC.

Dated: November 21, 2014	By:	/s/ Scott Brubaker
Name: Scott Brubaker
Title: Interim Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release, dated November 21, 2014, of American Apparel, Inc.